Contact: Robert D. Britt, Chief Financial Officer

Telephone (802) 244-5621

GREEN MOUNTAIN COFFEE ROASTERS ACQUIRES OPTIONS TO PURCHASE UP TO 34% OWNERSHIP IN KEURIG, INC.

WATERBURY, VT (February 5, 2002) - Green Mountain Coffee, Inc. (NASDAQ: GMCR) announced today that its wholly-owned subsidiary, Green Mountain Coffee Roasters, Inc., has been granted options to acquire certain shares of Preferred and Common Stock of Keurig, Incorporated, a private Delaware corporation and the manufacturer of the Keurig® Premium Coffee System™ which brews one cup of coffee in approximately 30 seconds. The options have been granted from early, outside investors in Keurig. The exercise price for all shares subject to the options is $6.50/share.

Under the terms of the options, Green Mountain has an irrevocable right to purchase a total of approximately 1.8 million shares of the outstanding capital stock of Keurig, Incorporated, prior to April 8, 2002. To date, Green Mountain has exercised options to acquire 281,356 shares of Preferred Stock of Keurig. Green Mountain intends to fund the purchase of additional shares it may acquire through the exercise of options primarily through an existing credit line with Fleet Bank.

Keurig has approximately 5.3 million issued shares of capital stock outstanding including 1.5 million newly issued shares. Assuming Green Mountain purchases all shares subject to the options granted by Keurig shareholders, Green Mountain would own approximately 34% of Keurig, which includes a small number of shares that Green Mountain purchased directly from Keurig several years ago.

Green Mountain was involved in supporting the early research, development and testing of the Keurig system starting in 1994. Green Mountain was also the first of the current six companies to be licensed to package branded coffee in the patented Keurig K-Cup™ , a single-serve coffee cartridge used in conjunction with the Keurig coffee brewer. Green Mountain has manufactured over 160 million K-Cups, and produced about 70% of the total K-Cups manufactured worldwide in 2001.

As Keurig's oldest and most experienced K-Cup partner, Green Mountain has developed extensive knowledge and expertise relating to the manufacture and sale of Keurig K-Cups. Green Mountain continues to produce and distribute more K-Cups than the other five licensees combined. Green Mountain's business relationship with Keurig has been an important growth driver for Green Mountain.

Robert Stiller, President and CEO of Green Mountain Coffee, Inc. said, "I am very optimistic about the long-term growth potential for Keurig. The Keurig system provides Green Mountain Coffee customers and consumers with an unparalleled opportunity to enjoy 18 Green Mountain Coffee selections in businesses and offices everywhere. Longer term, we see a tremendous opportunity to take the Keurig technology into the home market. We look forward to working even more closely with Keurig's management and Board to realize Keurig's full growth potential."

Kevin McBride, Vice President, Sales and Marketing, added, "OCS distributors have been tremendously valuable partners in taking the Keurig brewer and Green Mountain K-Cups to offices across America. Working with them, we believe our enhanced ownership position will give all of us greater motivation to increase the number of Keurig brewer placements and sell more Green Mountain K-Cups."

Green Mountain Coffee, Inc. is a leader in the specialty coffee industry and has been recognized by Forbes Magazine for the past two years as one of the "200 Best Small Companies in America." The Company roasts high-quality arabica coffees and offers over 75 coffee selections including single-origin, estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Frontier® Organic Coffee brands.

The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and an e-commerce website (http://www.GreenMountainCoffee.com) with secure online ordering for customers from its Waterbury, Vermont headquarters. Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, Keurig's successful development of the home market for the Keurig system, organizational changes, fluctuations in availability and cost of green coffee, the impact of a weaker economy, competition, funding availability, business conditions in the coffee industry, the impact of the loss of one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain's level of success in continuing to attract new customers, variances from budgeted sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in Green Mountain's filings with the Securities and Exchange Commission.

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